Exhibit 99.1

Payless ShoeSource Announces Fourth Quarter and Fiscal Year-End Results for
2005 and February 2006 Same-Store Sales Results

          TOPEKA, Kan., Feb. 28 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced a net loss of ($5.6) million or ($0.08) per diluted share for the fourth quarter ended January 28, 2006, including the cumulative effect of a change in accounting principle.  The 2005 fourth quarter net loss before cumulative effect of change in accounting principle was ($1.5) million, or ($0.02) per diluted share.  This compares to a net loss of ($26.5) million or ($0.39) per diluted share for the fourth quarter of 2004.

          The company adopted FASB Financial Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” in the fourth quarter of 2005.  FIN 47 requires the company to record an asset and a corresponding liability for the present value of the estimated asset retirement obligation associated with the fixed assets and leasehold improvements at all store locations.  The company recognized an expense for the cumulative effect of this change in accounting principle in the fourth quarter of 2005 of $4.1 million, net of income taxes and minority interest, or ($0.06) per diluted share.

          Fourth quarter 2005 results include pre-tax restructuring charges of approximately $1.9 million relating to continuing operations or ($0.02) per diluted share.  In addition, the effective income tax rate for the fourth quarter included a discrete event for the impact of repatriating foreign earnings pursuant to the American Jobs Creation Act of 2004.  The impact of these repatriated foreign earnings was to increase income taxes by $1.4 million, or a decrease in diluted earnings per share of ($0.02).  Fourth quarter 2004 results include pre-tax restructuring charges of $7.3 million, or ($0.07) per diluted share, relating to continuing operations.  Also, the impact of repatriated foreign earnings during the fourth quarter 2004 was to increase income taxes by $2.3 million, or a decrease in diluted earnings per share of ($0.03).

          Net earnings were $66.4 million, or $0.98 per diluted share for fiscal year 2005, compared to a net loss of ($2.0) million, or ($0.03) per diluted share for fiscal year 2004.  Net earnings from continuing operations were $74.2 million, or $1.09 per diluted share for fiscal 2005 compared to net earnings from continuing operations of $35.1 million, or $0.52 per diluted share in fiscal 2004.

          Chief Executive Officer’s Comments

          “We are pleased with our fiscal 2005 results,” said Matt Rubel, President and Chief Executive Officer of Payless ShoeSource, Inc.  “We achieved our goals to deliver low single-digit, positive same-store sales for the year, improve our margins, and significantly increase earnings and operating profit. We are moving forward strongly positioned to develop and implement our strategy to inspire fun, fashion possibilities for the family.  Our strategy will include additional improvements to our product; the development of a comprehensive brand portfolio; and an integrated marketing plan that delivers an inspiring, clear and consistent message at all customer touch points, supported by a compelling in-store experience.”

          “Investing in our business will remain a top priority.  These investments will take place on a variety of levels.  We are increasing the rate of capital investments we are making for new store expansion, remodeling, technology and in our supply chain.  We will continue to invest in all elements of our business that impact the customer experience, while ensuring that an efficient supporting infrastructure is in place.”

          “Continuing to implement all of the components of our strategy will serve as a catalyst to reach new customers and increase our share of our current customers’ footwear purchases, driving top line sales growth and continued gross margin growth, which will lead to long-term value creation for our shareholders.”

          Results From Continuing Operations

          Sales during the fourth quarter 2005 totaled $611.3 million, a 0.7 percent increase from $607.2 million during the fourth quarter 2004.   Same-store sales increased 2.3 percent during the fourth quarter 2005.  Average footwear unit retail for the quarter increased by 6.6 percent and footwear unit sales decreased by 3.9 percent relative to the same period last year.

          Sales during fiscal 2005 totaled $2.67 billion, a 0.4 percent increase over sales of $2.66 billion in fiscal 2004.  During fiscal 2005, same-store sales increased 2.4 percent.

          Gross margin was 31.1 percent of sales in the fourth quarter 2005 versus 30.0 percent in the fourth quarter 2004.  The improvement resulted primarily from favorable initial mark-on relative to last year.  During fiscal year 2005, gross margin was 33.3 percent of sales versus 30.9 percent in fiscal 2004.

          Selling, general and administrative expenses were 31.0 percent of sales in the fourth quarter 2005 versus 30.9 percent in the fourth quarter 2004. During fiscal 2005, selling, general and administrative expenses were 28.9 percent of sales versus 27.6 percent in fiscal 2004.

          Operating loss from continuing operations was ($0.9) million during the fourth quarter 2005 compared to ($12.7) million during the fourth quarter 2004.  The fourth quarters of 2005 and 2004 included pre-tax restructuring charges of $1.9 million and $7.3 million, respectively. Operating profit from continuing operations for fiscal 2005 was $113.8 million, compared with $61.5 million in fiscal 2004.

          The company’s effective income tax rate on continuing operations was 28.9 percent during fiscal year 2005, including the discrete benefit of released tax reserves relating to favorable settlements of income tax audits, and the additional income tax expense required for the repatriation of foreign earnings.  The company’s effective income tax rate on continuing operations for fiscal 2005 was 33.1 percent, excluding discrete events.

          Balance Sheet

          The company ended the fourth quarter 2005 with cash, cash equivalents and short-term investments of $438 million, an increase of $33 million during the fourth quarter. Total inventories at the end of the fourth quarter 2005 were $333 million compared to $345 million at the end of fourth quarter 2004, a decrease of 2.8 percent on a per-store basis.

          Capital Expenditures

          Cash used for capital expenditures totaled $14.8 million during the fourth quarter 2005, and $64.4 million for the full year 2005.  During fiscal 2006, Payless expects capital expenditures of approximately $120 million.

          Store Count

          In the fourth quarter 2005, the company opened 3 new stores and closed 24, for a net decrease of 21 stores.  In addition, 8 stores were relocated.  For the full year 2005, the company opened 46 new stores and closed 81 for a net reduction of 35 stores.  In addition, 75 stores were relocated.  During fiscal year 2006, the company intends to open approximately 80 new stores and close approximately 60, for a net increase of approximately 20 new stores.  The company also plans to relocate approximately 130 stores.

          Share Repurchase

          During the fourth quarter of 2005, the company repurchased $54.2 million (approximately 2.3 million shares) of common stock under its stock repurchase program.  During fiscal 2005, the company repurchased $70.4 million (approximately 3.2 million shares) of common stock under its stock repurchase program.  Under the indenture governing the company’s 8.25% Senior Subordinated Notes, the company may repurchase approximately an additional $32 million of common stock.  This limit will continue to adjust quarterly based on the company’s net earnings.

          February 2006 Sales

          Company sales for the month of February 2006 are estimated to be approximately $179 million, compared with sales of $182.5 million from continuing operations during February 2005.   Same-store sales decreased 1.7 percent during February 2006, consistent with the company’s internal plans which incorporated less promotional activity compared to a 13.5% same-store sales increase achieved in February 2005.

          Going forward, the company will no longer release monthly sales results and will shift to a quarterly release schedule.  We believe this provides a more accurate indication of company performance.

          Fiscal 2006 Outlook

          Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of its merchandising strategies. The company does not provide guidance for sales, earnings or margins.  However, the company’s business model and strategy is designed to leverage its sales performance, and the goal is to achieve earnings per share growth in the mid-teens over time.

          Additional financial metrics for fiscal 2006 are expected to include:

--	Depreciation and amortization of approximately $90-$95 million;

--	Cash used for capital expenditures are planned at $120 million; and,

--	Working capital should be approximately neutral, subject to normal seasonal fluctuations.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere.  As of the end of fiscal 2005, the Company operated a total of 4,605 stores offering quality family footwear and accessories at affordable prices.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to such matters as anticipated financial performance, expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters.  Forward-looking statements are identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or variations of such words.  A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company’s suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yuan and other currencies.  Please refer to the Company’s 2004 Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          [Unaudited Condensed Consolidated Statements of Earnings (Loss), Balance Sheets and Statements of Cash Flows Attached]

          NOTES REGARDING ATTACHMENTS:

--

The unaudited condensed consolidated statements of earnings (loss), balance sheets and statements of cash flows have been prepared in  accordance with the company’s accounting policies as described in the company’s 2004 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2004 Annual Report to Shareowners.  In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

--

The 2004 balance sheet has been restated for the classification of investments.  The 2004 statement of cash flows has been restated for the classification of investments as well as the presentation of discontinued operations, accrued capital additions and restricted cash.

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(dollars in millions)	JANUARY 28, 2006	JANUARY 29, 2005

		(As restated)
ASSETS:
Current assets:
Cash and cash equivalents	$378.9	$273.3
Short-term investments	59.0	21.3
Restricted cash	2.0	3.0
Inventories	333.0	345.3
Current deferred income taxes	20.2	21.9
Other current assets	59.8	56.6
Current assets of discontinued operations	1.6	8.5
Total current assets	854.5	729.9
Property and Equipment:
Land	7.7	8.0
Property, buildings and equipment	1,186.3	1,186.9
Accumulated depreciation and amortization	(807.9)	(772.6)
Property and equipment, net	386.1	422.3
Favorable leases, net	18.2	21.7
Deferred income taxes	27.5	36.4
Goodwill	5.9	5.9
Other assets	20.9	23.5
Noncurrent assets of discontinued operations	—	0.1
TOTAL ASSETS	$1,313.1	$1,239.8
LIABILITIES AND SHAREOWNERS’ EQUITY:
Current liabilities:
Current maturities of debt	$0.4	$0.3
Notes payable	2.0	3.0
Accounts payable	168.9	160.3
Accrued expenses	163.8	159.7
Current liabilities of discontinued operations	3.4	15.0
Total current liabilities	338.5	338.3
Long-term debt	204.2	204.3
Other liabilities	107.4	93.6
Minority interest	10.5	8.6
Commitments and contingencies
Shareowners’ equity	652.5	595.0
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$1,313.1	$1,239.8

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(UNAUDITED)

	13 Weeks Ended		52 Weeks Ended

(Millions, except per share data)	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005

Net sales	$611.3	$607.2	$2,667.3	$2,656.5
Cost of sales	420.9	425.0	1,778.9	1,836.9
Gross margin	190.4	182.2	888.4	819.6
Selling, general and administrative expenses	189.4	187.6	770.8	733.2
Restructuring	1.9	7.3	3.8	24.9
Operating (loss) profit from continuing operations	(0.9)	(12.7)	113.8	61.5
Interest expense, net	0.3	3.6	7.4	16.8
(Loss) earnings from continuing operations before income taxes and minority interest	(1.2)	(16.3)	106.4	44.7
(Benefit) provision for income taxes	(1.1)	(1.9)	30.8	13.2
(Loss) earnings from continuing operations before minority interest	(0.1)	(14.4)	75.6	31.5
Minority interest, net of income taxes	(1.1)	(0.7)	(1.4)	3.6
Net (loss) earnings from continuing operations	(1.2)	(15.1)	74.2	35.1
Loss from discontinued operations, net of income taxes and minority interest	(0.3)	(11.4)	(3.7)	(37.1)
Net (loss) earnings before cumulative effect of change in accounting principle	(1.5)	(26.5)	70.5	(2.0)
Cumulative effect of change in accounting principle, net of income taxes and minority interest	(4.1)	—	(4.1)	—
Net (loss) earnings	$(5.6)	$(26.5)	$66.4	$(2.0)
Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.02)	$(0.22)	$1.09	$0.52
Loss from discontinued operations	(0.00)	(0.17)	(0.05)	(0.55)
Basic (loss) earnings per share before cumulative effect of change in accounting principle	$(0.02)	$(0.39)	$1.04	$(0.03)
Cumulative effect of change in accounting principle	(0.06)	—	(0.06)	—
Basic (loss) earnings per share	$(0.08)	$(0.39)	$0.98	$(0.03)
Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.02)	$(0.22)	$1.09	$0.52
Loss from discontinued operations	(0.00)	(0.17)	(0.05)	(0.55)
Diluted (loss) earnings per share before cumulative effect of change in accounting principle	$(0.02)	$(0.39)	$1.04	$(0.03)
Cumulative effect of change in accounting principle	(0.06)	—	(0.06)	—
Diluted (loss) earnings per share	$(0.08)	$(0.39)	$0.98	$(0.03)
Basic weighted average shares outstanding	67.8	67.9	67.5	67.9
Diluted weighted average shares outstanding	67.8	67.9	67.8	68.0

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(dollars in millions)	Year ended January 28, 2006	Year ended January 29, 2005

		(As Restated)
OPERATING ACTIVITIES:
Net earnings (loss)	$66.4	$(2.0)
Loss from discontinued operations, net of income taxes and minority interest	3.7	37.1
Adjustments for non-cash items included in net earnings from continuing operations:
Cumulative effect of change in accounting principle, net of income taxes and minority interest	4.1	—
Restructuring charges	—	10.8
Loss on impairment and disposal of assets	9.8	7.0
Depreciation and amortization	90.5	94.6
Amortization of deferred financing costs	1.2	0.9
Amortization of unearned restricted stock	1.3	0.7
Deferred income taxes	13.7	(6.4)
Minority interest, net of income taxes	1.4	(3.6)
Income tax benefit of stock option exercises	6.5	—
Accretion of investments	(1.3)	—
Changes in working capital:
Inventories	13.4	31.0
Other current assets	(1.2)	8.4
Accounts payable	7.9	30.0
Accrued expenses	9.6	34.1
Other assets and liabilities, net	6.6	6.1
Net cash (used in) provided by discontinued operations	(8.3)	9.1
Cash flow provided by operating activities	225.3	257.8
INVESTING ACTIVITIES:
Payments for capital expenditures	(64.4)	(103.0)
Proceeds from the sale of property and equipment	1.2	3.0
Restricted cash	1.0	30.5
Purchases of investments	(146.4)	(34.3)
Sales and maturities of investments	110.0	23.0
Cash used in discontinued operations	—	(2.5)
Cash flow used in investing activities	(98.6)	(83.3)
FINANCING ACTIVITIES:
Repayment of notes payable	(1.0)	(30.5)
Issuance of debt	1.2	2.4
Repayment of debt	(1.5)	(1.5)
Payment of deferred financing costs	—	(0.2)
Issuances of common stock	49.6	1.6
Purchases of common stock	(71.2)	(11.4)
Contributions by minority owners	0.9	3.7
Cash flow used in financing activities	(22.0)	(35.9)
Effect of exchange rate changes on cash	0.9	(2.0)
Increase in cash and cash equivalents	105.6	136.6
Cash and cash equivalents, beginning of period	273.3	136.7
Cash and cash equivalents, end of period	$378.9	$273.3

SOURCE  Payless ShoeSource, Inc.
          -0-                                                    02/28/2006
          /CONTACT:  Ron Cooperman of Payless, +1-785-295-6026/
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html /
          /Web site:  http://www.paylessinfo.com /